AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

THE JEWETT-CAMERON LUMBER CORPORATION

The aforesaid The Jewett-Cameron Lumber Corporation hereby adopts the following Restated Articles of Incorporation under the Oregon Business Corporation Act ("Act"):

ARTICLE I

The name of this corporation (the "Corporation") is JC USA Inc. and its duration shall be perpetual.

ARTICLE II

The purpose for which the Corporation is organized is to engage in any lawful activities for which corporations may be organized under the Act. The Corporation shall have the authority to engage in any and all such activities as are incidental or conducive to the attainment of the purposes of the Corporation and to exercise any and all powers authorized or permitted under any laws that may be now or hereafter applicable or available to the Corporation.

ARTICLE III

1.

The aggregate number of shares which the Corporation shall have authority to issue is Two Thousand (2,000) common voting shares with no par value.

2.

No shareholder shall have preferential or preemptive rights to acquire shares of the Corporation.

3.

No shareholder shall be entitled to cumulate his or her votes for election of directors.

4.

At any meeting of the shareholders, the holders of a majority of all the outstanding voting shares of capital stock of the Corporation, present in person or represented by proxy, shall constitute a quorum of the shareholders for all purposes.

5.

The Corporation shall have the right to purchase its own shares as provided by the Act.

ARTICLE IV

Action required or permitted by the Act or these Restated Articles of Incorporation to be taken at a shareholders' meeting may be taken without a meeting if the action is taken by shareholders having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shareholders entitled to vote on the action were present and voted.

ARTICLE V

The address of the registered office of the Corporation is 32275 NW Hillcrest, North Plains, Oregon 97133, and the name of its registered agent at such address is Donald M. Boone.

ARTICLE VI

1.

The number of directors of the Corporation shall be fixed by the bylaws of the Corporation.

2.

Vacancies in the board of directors may be filled by the affirmative vote of the remaining directors even though less than a quorum. All other requirements for filling such vacancies shall be established by the bylaws of the Corporation.

3.

All or any number of the directors may be removed, with or without cause, at a meeting expressly called for that purpose by a vote of the holders of a majority of the shares then entitled to vote at an election of directors.

ARTICLE VII

Contracts or transactions of the Corporation with an interested director or officer shall be valid as provided by the Act. The presence of an interested director shall count toward a quorum and he or she may vote in favor of the transaction.

ARTICLE VIII

1.

The Corporation shall indemnify, to the fullest extent provided in the Act, any director or officer who was or is a party or is threatened to be made a party to any proceeding by reason of or arising from the fact that he is or was a director or officer of the Corporation. The determination and authorization of indemnification shall be made as provided in the Act.

2.

The Corporation shall pay for or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding in advance of final disposition of the proceeding as provided in the Act.

3.

The indemnification rights provided for in this Article shall be deemed to be in addition to and not in lieu of any other rights to which those indemnified may be entitled under any statute, rule of law or equity, agreement, vote of the shareholders or board of directors or otherwise.

ARTICLE IX

The liability of the directors of the Corporation for monetary damages for conduct as a director shall be eliminated to the fullest extent permissible under the Act, except that this provision shall not eliminate or limit the liability of a director for:

1.

Any breach of the director's duty of loyalty to the Corporation or its shareholders;

2.

Acts of omission not in good faith or which involve intentional misconduct or a knowing violation of law;

3.

Any unlawful distribution under Oregon Revised Statutes Section 60.367; or

4.

Any transaction from which the director derives an improper personal benefit.

ARTICLE X

These Restated Articles of Incorporation shall be effective as of September 1, 2013.